Exhibit 99.1

Investor Contact:	Media Contact:
Ronald H. Spair	Jennifer Moritz
Chief Financial Officer	Zer0 to 5ive for OraSure Technologies
610-882-1820	917-748-4006
investorinfo@orasure.com	jmoritz@0to5.com

OraSure Technologies to Acquire DNA Genotek Inc.

Acquisition Provides Entry into Rapidly Growing Molecular

Diagnostics Market and Strengthens Company Leadership in Oral Fluid Diagnostics

BETHLEHEM, Pa. – July 25, 2011 – OraSure Technologies, Inc. (Nasdaq:OSUR) announced today that it will acquire privately-held, DNA Genotek Inc., a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, for approximately US $53 million in cash, subject to certain adjustments. The transaction is anticipated to close in the third quarter of this year. DNA Genotek generated approximately US $14.0 million in total revenues for the year ended December 31, 2010.

The acquisition of DNA Genotek strengthens OraSure’s leadership in oral fluid diagnostics, by providing OraSure with a complementary portfolio of products that enable easy and reliable collection, stabilization, transportation and storage of high quality nucleic acid (DNA and RNA) samples. These samples can then be used for a wide range of diagnostic and research applications.

“We are delighted to have the opportunity to acquire DNA Genotek which is a recognized leader in the nucleic acid collection market and fits soundly with OraSure’s strategic goals and objectives. We targeted entry into the US $4 billion molecular diagnostics market given the magnitude and rapid growth profile of the segment,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our companies share a common capability and goal of developing best-in-class oral fluid-based solutions. Since 2004, DNA Genotek has posted impressive financial revenue growth and profitability and we fully expect that solid performance to continue.”

“Joining forces with OraSure at this time will be instrumental in taking DNA Genotek to the next level. Together we will have the ability to capitalize more quickly on the tremendous opportunity in the rapidly growing molecular research and clinical diagnostic markets,” said Ian Curry, President and CEO of DNA Genotek Inc. “Our companies both endeavor to provide high-quality, non-invasive sample collection devices and the combination of our resources will significantly enhance our ability to deliver industry leading solutions to our customers. The two organizations are complementary from a technology and people perspective. We have been impressed with the leadership at OraSure and look forward to working closely with them.”

DNA Genotek has revolutionized the nucleic acid (DNA and RNA) collection market with products that provide substantial advantages over traditional methods such as blood or buccal swabs, including the reliable collection of high quality genetic samples using a simple, non-invasive method and the ability to transport and store collected samples for extended periods at ambient temperatures. DNA Genotek’s products incorporate proprietary technology that is protected by a robust patent estate. The company’s high quality products and unique customer service model have generated a high degree of customer satisfaction and loyalty over the past several years.

Based in Ottawa, Canada, DNA Genotek serves over 3,000 customers in over 100 countries worldwide, including many of the top research universities and hospitals in the United States. DNA Genotek’s lead product, the Oragene®•DNA sample collection kit, provides an all-in-one system for the collection, stabilization, transportation and purification of DNA from saliva. DNA Genotek products are used in the academic research, clinical genetic testing, pharmacogenomics, personalized medicine, animal genetics and livestock genetics markets. DNA Genotek is the leading provider of oral fluid collection devices to the direct-to-consumer personal genetics testing market. The Company has realized significant revenue growth over the past four years, and has been profitable in both operating and net income each year during that period. DNA Genotek will operate as a wholly-owned subsidiary of OraSure.

Financial Details

Under the terms of the agreement, OraSure will pay approximately US $53 million in cash to acquire DNA Genotek, which generated approximately US $14.0 million in total revenues during 2010.

Upon closing, OraSure expects to record one-time acquisition-related charges in connection with this transaction. Subsequently, the Company expects to record non-cash amortization charges related to the intellectual property acquired in this transaction, the magnitude of which will not be determined until a full purchase price allocation has been completed. Transaction-related professional fees will be expensed as incurred.

OraSure expects the acquisition to be neutral to non-GAAP earnings excluding transaction costs and required acquisition accounting adjustments and accretive to revenue growth in 2011. OraSure expects this transaction to be accretive to non-GAAP earnings and revenue growth in 2012 and beyond.

Completion of the transaction is subject to the satisfaction of customary closing conditions. Deutsche Bank Securities Inc. served as exclusive financial advisor to OraSure Technologies in this transaction, while Moelis & Company acted as advisors to DNA Genotek.

Investor Conference Call

The Company will host a conference call and audio webcast to discuss the Company's definitive agreement to acquire DNA Genotek today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Operating Officer and Chief Financial Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #85824521, or go to OraSure Technologies' web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies' web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 25, 2011, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #85824521.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic devices and other technologies designed to diagnose critical medical conditions and diseases. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. These products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. OraSure’s products are sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians' offices, and commercial and industrial entities. For more information on the Company, please go to www.orasure.com.

About DNA Genotek

DNA Genotek focuses on providing high-quality biological sample collection, stabilization and preparation products. The company's lead product, the Oragene•DNA Self-Collection Kit, is the easiest way to collect and preserve large amounts of DNA from saliva. Oragene•DNA's reliability and ease-of-use have resulted in rapid adoption at top-tier health research institutions globally, including Harvard, Stanford, Cambridge, and Johns Hopkins. DNA Genotek markets its products worldwide and has established a global customer base in over 100 countries. For more information about DNA Genotek, visit www.dnagenotek.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, expenses, profitability, and products. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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